Exhibit 99.1

October 14, 2015

Liberty Broadband Corporation Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA,  LBRDK)  will webcast its annual Investor Meeting on Thursday, November 12, 2015  with presentations beginning at approximately 10:25 a.m. E.S.T.  During these presentations, observations may be made regarding the company's financial performance, outlook and recent developments.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Broadband website at http://ir.libertybroadband.com/events-presentations to register for the webcast.  An archive of the webcast will also be available on this website for one year.

About Liberty Broadband

Liberty Broadband is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

Courtnee Ulrich, 720-875-5420